Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136924 on Forms S-8 of our report dated March 12, 2009, relating to the consolidated financial statements of GeoMet, Inc., and the effectiveness of GeoMet, Inc.’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretations No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 on January 1, 2007) appearing in this Annual Report on Form 10-K of GeoMet, Inc. for the year ended December 31, 2008.

/s/    DELOITTE & TOUCHE LLP

Houston, Texas

March 12, 2009